                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 16, 2001



                           KELLSTROM INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                         0-23764              13-3753725
 -------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION            (COMMISSION          (IRS EMPLOYER
    OF INCORPORATION)                   FILE NUMBER)        IDENTIFICATION NO.)

       1100 INTERNATIONAL PARKWAY, SUNRISE, FLORIDA               33323
       --------------------------------------------               -----
         (Address of Principal Executive Offices)               (Zip Code)



Registrant's telephone number, including area code:      (954) 845-0427
                                                         --------------





          (Former Name or Former Address; if Changed Since Last Report)

         This Form 8-K/A amends the Form 8-K filed with the Commission on December 18, 2000, relating to the acquisition by Kellstrom Industries, Inc. ("Kellstrom" or the "Company") of the aircraft and engine parts resale business of Aviation Sales Company ("AVS") which had been operated through AVS' Aviation Sales Distribution Services Business ("AVSDC") subsidiary. This Form 8-K/A amends the information referred to in Item 7 of the Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         The audited financial statements of AVSDC for the years ended December 31, 1998 and 1999 and for the eleven months ended November 30, 2000 are attached hereto as Section 7(a) and are incorporated herein by this reference.

     (b)  PRO FORMA FINANCIAL INFORMATION.

         The unaudited pro forma consolidated statements of earnings for the Company for the year ended December 31, 1999 and for the Company for the nine months ended September 30, 2000, and the pro forma consolidated balance sheet for the Company as of September 30, 2000 are attached hereto as Section 7(b) and are incorporated herein by this reference.

     (c)  EXHIBITS.

         The Exhibits to this Form 8-K/A are listed on the Exhibit Index and are incorporated herein by reference.

        INDEX TO FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

         (a) FINANCIAL STATEMENTS OF AVSDC

             Independent Auditors' Report of Arthur Andersen LLP

             Statements of Assets and Liabilities of Aviation Sales Distribution Services Business as of December 31, 1998 and 1999

             Statement of Revenues and Expenses and Changes in Owner's Equity of Aviation Sales Distribution Services Business for the years ended December 31, 1998 and 1999

             Statements of Cash Flows of Aviation Sales Distribution Services Business for the years ended December 31, 1998 and 1999

             Notes to Financial Statements of Aviation Sales Distribution Services Business for the years ended December 31, 1998 and 1999

             Independent Auditors' Report of KPMG LLP

             Statement of Assets and Liabilities of Aviation Sales Distribution Services Business as of November 30, 2000

             Statement of Revenues and Expenses and Changes in Owner's Equity of Aviation Sales Distribution Services Business for the eleven months ended November 30, 2000

             Statement of Cash Flows of Aviation Sales Distribution Services Business for the eleven months ended November 30, 2000

             Notes to Financial Statements of Aviation Sales Distribution Services Business for the eleven months ended November 30, 2000

         (b) PRO FORMA FINANCIAL INFORMATION OF KELLSTROM (UNAUDITED)

             Pro Forma Consolidated Balance Sheet as of September 30, 2000 (unaudited)

             Pro Forma Consolidated Statement of Earnings for the year ended December 31, 1999 (unaudited)

             Pro Forma Consolidated Statement of Earnings for the nine months ended September 30, 2000 (unaudited)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder of the Aviation Sales Distribution Services Business:

         We have audited the accompanying statements of assets and liabilities of the Aviation Sales Distribution Services Business as of December 31, 1998 and 1999, and the related statements of revenues and expenses and changes in owner's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the Aviation Sales Distribution Services Business as of December 31, 1998 and 1999, and the related revenues and expenses and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.




ARTHUR ANDERSEN LLP



Miami, Florida,
  September 26, 2000 (except with respect to the matter discussed in Note 6, as to which the date is October 25, 2000, and except with respect to the matters discussed in Notes 4 and 7, as to which the date is September 30, 2000).

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
                      STATEMENTS OF ASSETS AND LIABILITIES

                                 (IN THOUSANDS)


                                                                                     December 31,
                                                                                ------------------------
                                                                                   1998           1999
                                                                                ---------      ---------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                                      $     702      $  20,994
 Accounts receivable, net of allowance for doubtful accounts of $5,783 and
    $9,978 in 1998 and 1999, respectively                                          54,532         59,849
 Inventories, net                                                                 186,300        212,389
 Deferred income taxes                                                              6,359             --
 Income taxes recoverable - Parent                                                  4,381         12,278
 Other current assets                                                               7,393          7,626
                                                                                ---------      ---------
    Total current assets                                                          259,667        313,136
                                                                                ---------      ---------

FIXED ASSETS, net                                                                  10,273          8,725
                                                                                ---------      ---------

OTHER ASSETS:
 Deferred financing costs, net                                                      3,303          3,622
 Other assets                                                                       3,764          4,802
                                                                                ---------      ---------
    Total other assets                                                              7,067          8,424
                                                                                ---------      ---------
    Total assets                                                                $ 277,007      $ 330,285
                                                                                =========      =========

LIABILITIES AND OWNER'S EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Accounts payable                                                               $  36,512      $  63,352
 Accrued expenses                                                                   2,507          8,897
 Revolving loan                                                                   174,007        269,580
                                                                                ---------      ---------
    Total current liabilities                                                     213,026        341,829
                                                                                ---------      ---------

LONG-TERM LIABILITIES:
 Deferred income taxes                                                                127             --
 Due to affiliates                                                                 39,032          7,609
                                                                                ---------      ---------
    Total long-term liabilities                                                    39,159          7,609
                                                                                ---------      ---------

Commitments and Contingencies (see Notes 5, 6 and 7)

OWNER'S EQUITY (DEFICIT)                                                           24,822        (19,153)
                                                                                ---------      ---------
    Total liabilities and owner's equity                                        $ 277,007      $ 330,285
                                                                                =========      =========



                 The accompanying notes are an integral part of
                          these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
        STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN OWNER'S EQUITY

                                 (IN THOUSANDS)

                                                                  Years Ended December 31,
                                                                 -------------------------
                                                                    1998            1999
                                                                 ---------       ---------
Revenues                                                         $ 225,219       $ 242,600
Cost of sales                                                      166,102         209,777
                                                                 ---------       ---------
   Gross profit                                                     59,117          32,823
Operating expenses                                                  38,144          58,707
                                                                 ---------       ---------
   Income (loss) from operations                                    20,973         (25,884)
Interest expense                                                     6,861          15,618
                                                                 ---------       ---------
   Income (loss) before income taxes and extraordinary item         14,112         (41,502)
Income tax expense                                                   4,732           2,473
                                                                 ---------       ---------
   Income (loss) before extraordinary item                           9,380         (43,975)
Extraordinary item, net of income taxes of $382                       (599)             --
                                                                 ---------       ---------
   Net income (loss)                                                 8,781         (43,975)

Beginning owner's equity                                            16,041          24,822
                                                                 ---------       ---------
Ending owner's equity (deficit)                                  $  24,822       $ (19,153)
                                                                 =========       =========














                 The accompanying notes are an integral part of
                          these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    Years Ended December 31,
                                                                    -------------------------
                                                                       1998            1999
                                                                    ---------       ---------
CASH FLOW FROM OPERATING ACTIVITIES:

Net income (loss)                                                   $   8,781       $ (43,975)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Depreciation and amortization                                         2,033           3,508
  Write-off of fixed assets                                                --           8,096
  Inventory impairment and reserves                                        --          19,774
  Provision for doubtful accounts                                         863           6,582
  Deferred income taxes                                                (1,072)          6,231
  Extraordinary item, net of income taxes                                 599              --
  Increase in accounts receivable                                      (1,961)        (11,897)
  Increase in inventories                                             (63,237)        (45,646)
  Increase in other current assets                                    (11,011)         (8,130)
  Decrease in other assets                                              3,007            (997)
  Increase in accounts payable                                         25,570          26,840
  (Decrease) increase in accrued expenses                              (5,371)          6,390
                                                                    ---------       ---------
      Net cash used in operating activities                           (41,799)        (33,224)
                                                                    ---------       ---------

CASH FLOW FROM INVESTING ACTIVITIES:
   Capital expenditures                                                (7,854)         (8,841)
                                                                    ---------       ---------

CASH FLOW FROM FINANCING ACTIVITIES:
  Repayment of senior debt                                             (2,929)             --
  Borrowings under revolving loan                                     563,450         567,815
  Payments under revolving loan                                      (391,064)       (472,242)
  Advances to/from affiliates                                        (120,961)        (31,643)
  Payments of deferred financing costs                                 (2,232)         (1,573)
                                                                    ---------       ---------
     Net cash provided by financing activities                         46,264          62,357
                                                                    ---------       ---------
Net (decrease) increase in cash and cash equivalents                   (3,389)         20,292
Cash and cash equivalents, beginning of period                          4,091             702
                                                                    ---------       ---------
Cash and cash equivalents, end of period                            $     702       $  20,994
                                                                    =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                     $   7,024       $  14,017
                                                                    =========       =========
  Income taxes paid                                                 $   9,997       $   3,700
                                                                    =========       =========








                 The accompanying notes are an integral part of
                          these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
                          NOTES TO FINANCIAL STATEMENTS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

         Aviation Sales Distribution Services Company ("ASDC") is a Delaware corporation and a wholly owned subsidiary of Aviation Sales Company ("ASC" or the "Parent"). ASDC is a leading provider of aviation inventory and inventory management services. The Company sells aircraft spare parts and provides inventory management services to commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world.

         The accompanying financial statements of the Aviation Sales Distribution Services Business ("the Company") do not include the accounts or the results of operations of Aviation Sales Bearings Company ("ASBC") which is a wholly owned subsidiary of ASDC. ASBC has been managed and financed historically as if it were autonomous and has no more than incidental common facilities and costs. ASBC will continue to be operated and financed autonomously by ASC after the consummation of the proposed Kellstrom/KAV transaction discussed below.

         On September 20, 2000, the Parent and ASDC entered into a series of agreements which are intended to constitute a single transaction in which ASDC will sell substantially all of its net assets (the "Transaction"). Under the Transaction, the Parent and Kellstrom Industries, Inc. ("Kellstrom") will form a 50/50 joint venture, KAV Inventory, LLC ("KAV"), which will acquire all of the Company's inventory for total consideration equal to 89% of the adjusted closing date book value of the inventory. Additionally, under the Transaction, Kellstrom will acquire the operating business of the Company, including a significant portion of its remaining net assets, excluding inventory, fixed assets and certain trade accounts receivable net of certain trade accounts payable, for consideration equal to the closing date net book value of the net acquired assets. In addition, the Company expects to lease the fixed assets of the redistribution business to the buyer for a period of up to 12 months and to sublease its corporate headquarters and redistribution warehouse facility to the buyer for a period in excess of the remaining lease term. The Transaction is expected to close by the end of November.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the allowance to reduce inventory to the lower of cost or net realizable value, the allowance for doubtful accounts receivable, the reserve for sales returns, medical benefit accruals and allowances for litigation costs. In determining the inventory allowance, the Company assumes the inventory will be offered for sale in the normal course of business which assumes that inventory could be held for many years.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents as of December 31, 1998 and 1999, include cash held by the Company in demand deposit accounts.

REVENUE RECOGNITION

         Sales of aircraft parts and repairs are recognized as product sales when a unit is shipped and title has passed to the customer. The Company records reserves for estimated sales returns in the period sales are made. Reserves for returns as of December 31, 1998 and 1999 were $1,399 and $2,230, respectively. Transfers of inventory to customers which include a related acquisition of inventory from the same third party for a similar amount are not recognized as revenue at the time of transfer. The Company also warehouses and sells inventories on behalf of others under consignment arrangements. The Company records sales of aircraft parts from consignment inventories as product sales upon shipment of the unit. The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as product sales at the time the part is shipped. The Company also performs inventory repair management services for customers on a contractual basis. These service fees are recorded as revenue over the course of the contracts as services are provided.

INVENTORIES

         Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. The Company enters into consignment arrangements for bulk quantities of inventory items. Costs to disassemble and warehouse bulk items are included in inventories and expensed as the consigned items are sold.

         The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. The inventory allowance was $5,686 and $14,422 as of December 31, 1998 and 1999, respectively.

FIXED ASSETS, NET

         As of December 31, 1998 and 1999, fixed assets, net consisted of the following:

                                                        1998           1999
                                                 -------------- --------------
Buildings                                             $  1,855       $  1,855
Machinery and equipment                                 10,733          8,752
Furniture and fixtures                                   1,774            370
Leasehold improvements                                     385             98
Construction in progress                                    --          2,728
                                                 -------------- --------------
                                                        14,747         13,803
     Accumulated depreciation and
        amortization                                    (4,474)        (5,078)
                                                 -------------- --------------
                                                      $ 10,273       $  8,725
                                                 ============== ==============

         Fixed assets are carried at cost less accumulated depreciation. For financial reporting purposes, the Company provides for depreciation and amortization of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over their estimated useful lives. Estimated useful lives range from 3 to 21 years for the Company's fixed assets. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in results of operations. Depreciation and amortization expense amounted to $1,544 and $2,293 for the years ended December 31, 1998 and 1999, respectively.

DEFERRED FINANCING COSTS

         The costs associated with obtaining financing are included in the accompanying balance sheets as deferred financing costs and are being amortized over the initial terms of the loans to which such costs relate. Amortization expense for the years ended December 31, 1998 and 1999 was $489 and $1,215, respectively. In February 1998, the Parent completed an offering and sale of $165,000 of senior subordinated notes and used a portion of the proceeds to retire the Company's then existing term and revolving indebtedness. As a result, the Company wrote off the deferred financing costs related to the term loans and recognized an extraordinary item in the accompanying statement of revenues and expenses. See Note 4. The cost and accumulated amortization of deferred financing costs as of December 31, 1998 and 1999 is as follows:

                                                      1998         1999
                                                 -----------  ------------
         Original basis                              $4,519       $ 6,053
         Accumulated amortization                    (1,216)       (2,431)
                                                 -----------  ------------
                                                     $3,303       $ 3,622
                                                 ===========  ============

INCOME TAXES

         The Company is included in the consolidated federal income tax returns of the Parent. For financial statement purposes, the Company accounts for income taxes on a stand alone basis as though the Company filed its own returns.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

STOCK-BASED COMPENSATION

         The Company participates in the stock option plans of the Parent. The Company accounts for the fair value of its grants under the Parent's option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and discloses proforma net income (loss) assuming the Company adopted the provisions of this statement on January 1, 1996.

FINANCIAL INSTRUMENTS

         The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of debt approximates the carrying amount of debt in the accompanying statement of assets and liabilities as the Company's variable rate debt reprices to market.

COMPREHENSIVE INCOME

         For all periods presented, comprehensive income is equal to historical net income or loss.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. The Company adopted SOP 98-1 prospectively on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity shall recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years ended after June 15, 2000. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

         In January 2000, Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition was issued. SAB 101 clarifies issues relating to revenue recognition in financial statements including income statement presentation and disclosure. SAB 101 is effective for fiscal quarters beginning after September 15, 2000. Management believes that the adoption of SAB 101 will not have a material impact on the Company's financial position or results of operations.

         In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives", ("EITF Issue No. 00-14") which addresses the recognition, measurement and income statement classification for sales incentives offered by vendors to customers. EITF Issue No. 00-14 will be effective for the Company during the quarter ending September 30, 2000. Sales incentives within the scope of the issue include offers that can be used by a customer to receive a reduction in the price of a product or service at the point of sale. The consensus states that the cost of the sales incentive should be recognized at the later of the date at which the related revenue is recorded or the date at which the sales incentive is offered. The consensus also states that when recognized the reduction in or refund of the selling price should be classified as a reduction of revenue. However, if the sales incentive is a free product or service delivered at the time of sale the cost should be classified as an expense. The adoption of EITF No. 00-14 is not expected to have a material effect on the financial statements of the Company.

NOTE 2 - ADJUSTMENTS TO CARRYING VALUE OF CERTAIN ASSETS AND OTHER CHARGES

         During the fourth quarter of 1999, the Company recorded adjustments to the carrying value of certain assets and other charges totaling approximately $39,083. These charges include a reduction in the carrying value of the Company's inventory as of December 31, 1999 of $19,774 and a $7,700 write down of capitalized costs previously expended relating to the development of a new software system which has not been implemented and will not be completed. Also included in these charges is a $3,918 addition to the allowance for doubtful accounts receivable, $2,000 of accrued expenses relating to the runoff of one of the Company's health insurance plans, $2,000 of Year 2000 remediation costs and the write off of financing fees relating to a new credit facility which did not close and miscellaneous deposits and other assets which have been determined not to be realizable of $3,691. These charges are substantially non-cash items.

         Of the total charges and adjustments, approximately $19,774 and $19,309 are included in cost of sales and operating expenses, respectively, in the accompanying statement of revenues and expenses for the year ended December 31, 1999.

NOTE 3 - CONCENTRATION OF CREDIT RISK

         The Company distributes products to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. The Company's top ten customers combined accounted for approximately 27% and 29% of operating revenues for the years ended December 31, 1998 and 1999, respectively. No customer accounted for greater than 10% of revenue or accounts receivable as of and for the years ended December 31, 1998 or 1999.

NOTE 4 - REVOLVING LOAN

SENIOR CREDIT FACILITY

         In July 1996, the Company entered into a new credit facility with a group of financial institutions (the "Credit Facility"). The Credit Facility consisted of (a) a term loan facility in an original principal amount of $20,000 and (b) a $50,000 revolving loan, letter of credit and acquisition loan facility.

         In October 1997, the Company amended its Credit Facility (the "Amended Credit Facility"). The Amended Credit Facility consisted of: (a) term loans of $55,600, and (b) a revolving loan and letter of credit facility of $91,400. The term loan portion of the Amended Credit Facility was repayable in quarterly installments through July 31, 2002 and the revolving loan portion of the Amended Credit Facility was due and payable on July 31, 2002.

         In February 1998, the Company repaid all amounts then outstanding under the Amended Credit Facility with funds provided by the Parent. The Company wrote off deferred financing costs of $981 in connection with the repayment of the term loan portion of the Amended Credit Facility, resulting in an extraordinary item, net of taxes, of $599.

         In September 1998, the Company further amended its Amended Credit Facility to increase the revolving loan and letter of credit facility to $200,000, up to $30,000 of which may be outstanding letters of credit. In November 1998 and May 1999, respectively, the Amended Credit Facility was further amended to increase the revolving loan and letter of credit facility to $250,000 and $300,000.

         Borrowings under the Amended Credit Facility are guaranteed by the Parent and are secured by a lien on substantially all of the Company's assets and the borrowing base consists of substantially all of the Company's receivables and inventory. Interest under the Amended Credit Facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin determination is made based upon the Company's financial performance over a 12 month period (ranging from 0.0% to 1.0% in the event prime is utilized, or 1.125% to 2.5% in the event LIBOR is utilized). As of December 31, 1999, the margin was 0.75% for prime rate loans and 2.25% for LIBOR rate loans. The weighted average interest rate on the Amended Credit Facility was approximately 8.9% and 8.0% for the years ended December 31, 1998 and 1999, respectively.

         The Amended Credit Facility contains certain financial covenants regarding the Company's and the Parent's consolidated financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company and its Parent or a change in control. A default under the Amended Credit Facility could potentially result in a default under other agreements to which the Company and/or the Parent is a party including its lease agreements. In addition, the Amended Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. As of December 31, 1999 and March 31, 2000, the Company and the Parent were not in compliance with certain of the financial covenants contained in the Amended Credit Facility. The financial institutions which are party to the Amended Credit Facility agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time the Amended Credit Facility was further amended and the interest rate was increased by 2%. The Amended Credit Facility was further modified effective June 25, 2000 and September 30, 2000. As of December 31, 1999, $6,828 was available for borrowing under the Amended Credit Facility and outstanding letters of credit aggregated $23,592. Such letters of credit have been posted on behalf of the Company and certain of the Parent's subsidiaries.

NOTE 5 - RELATED PARTY TRANSACTIONS

         The Parent and the Company lease their former corporate headquarters and warehouse in Miami, Florida (the "Miami Property") from an entity controlled by certain shareholders of the Parent. The lease on the Miami Property calls for annual payments in the amount of $893 expiring on December 2, 2014. As discussed in Note 7, the Parent and the Company moved to a new corporate headquarters and warehouse facility during April 2000. The Miami Property is currently being offered for sale. Management believes that it will be relieved of its remaining obligations under the lease agreement upon the sale of the Miami Property.

         The Company previously leased a warehouse in Pearland, Texas, from a related party. The lease required annual payments of $114 and was to expire on December 2, 2000. On March 31, 1998, the Company purchased the Pearland property from the related party for $1,800 in cash and through the reduction of an accounts receivable due from the related party at the date of the sale.

         The Company believes that the terms of its agreements with related parties are no less favorable than could have been obtained from unaffiliated third parties.

         Through the use of its senior credit facility, the Company funds the working capital requirements of the Parent and the Parent's various other subsidiaries. Excess cash balances of the Company or the Parent are utilized to repay amounts outstanding under the senior credit facility. Generally, any excess cash advanced to or received by the Company is included in due to affiliates in the accompanying statements of assets and liabilities. Balances due to affiliates are unsecured non-interest-bearing obligations of the Company. For the years ended December 31, 1998 and 1999, the Company had interest income from affiliates of $852 and $3,545. Such amounts are included net of interest expense.

         The Company also funds certain legal costs and health care claim payments on behalf of the Parent and the Parent's other subsidiaries. The charge associated with these payments are allocated to the Parent and are reflected in due to affiliates in the accompanying statements of assets and liabilities.

         For the years ended December 31, 1998 and 1999, the Company had sales to affiliates of $1,571 and $16,234, respectively. Included in accounts receivable in the accompanying statements of assets and liabilities are amounts due from affiliates of $80 and $6,162 as of December 31, 1998 and 1999, respectively. Included in accounts payable in the accompanying statements of assets and liabilities are amounts payable to affiliates of $478 and $4,131 as of December 31, 1998 and 1999, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS

         Several lawsuits have been filed against the Parent and certain of its officers and directors, and its auditors, in the United States District Court for the Southern District of Florida, which has now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000, and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934. Among other matters, the amended consolidated complaint alleges that the Parent's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Parent's common stock in the June 1999 public offering and one consisting of purchasers of the Parent's common stock during the period between April 30, 1997 and April 14, 2000. During May 2000, the Parent filed a motion to dismiss the claims set forth in the amended consolidated complaint filed in March 2000, and the Parent is currently preparing a motion to dismiss the amended complaint filed in September 2000. The Parent believes that the allegations contained in the amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods.

         The Company is also involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position of the Company.

OTHER MATTERS

         The Company has employment agreements with certain of its officers and key employees which extend from two to four years. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

         The Company had a purchase commitment to an airline, whereby pursuant to such agreement, the Company was committed to purchase certain aircraft. Such commitment, which totaled approximately $60,040 as of December 31, 1999, was to be fulfilled over the next three years. On October 25, 2000, the agreement was cancelled and the Company forfeited $1,589 of its deposit and was refunded the remaining balance.

GUARANTEE OF SENIOR SUBORDINATED NOTES

         In February 1998, the Parent sold $165,000 of senior subordinated notes. A portion of the proceeds were advanced to the Company and were used to repay all amounts then outstanding under the senior credit facility. The senior subordinated notes are general unsecured obligations of the Parent and are subordinated in right of payment to all existing and future senior debt of the Parent and its subsidiaries, including the Company's senior credit facility. The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by the Parent and its subsidiaries, including the Company.

NOTE 7 - LEASES

     On December 17, 1998, the Parent entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease has an initial term of five years and is a triple net lease with annual rent as provided in the lease. The lease contains financial covenants regarding the Parent's financial performance and certain other affirmative and negative covenants which it will be obligated to comply with during the term of the lease. Substantially all of the Parent's subsidiaries, including the Company, have guaranteed its obligations under the lease. Additionally, the Parent has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Parent does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease. The Parent moved its corporate headquarters and the Company moved its redistribution operations into the new facility in April 2000.

         The development of the new facility has been financed by the trust through a $43,000 loan facility provided by a syndicate of financial institutions. Pursuant to the agreements entered into in connection with this financing, the Parent is obligated to develop the new facility on behalf of the trust and is responsible for the timely completion thereof within an established construction budget. The Parent and substantially all of its subsidiaries have guaranteed the repayment of $37,840 of the trust's obligations under the agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the new facility and on the fixtures therein. Further, the Company has posted an irrevocable letter of credit in favor of the trust in the amount of approximately $12,000 to secure both its obligations under the lease and the trust's obligations under these agreements.

         The Parent was not in compliance as of December 31, 1999 or March 31, 2000 with certain of the financial covenants contained in the lease agreement. The lessor and its lenders agreed to forbear in regards to these covenant violations and other matters until May 31, 2000. Effective May 31, 2000, the lease agreement was amended in conjunction with the amendment of the Amended Credit Facility. The lease was subsequently amended effective June 25, 2000 and September 30, 2000.

         The Company leases certain buildings and office equipment under operating lease agreements. One of the buildings is leased from a related party of the Company (see Note 5). For the years ended December 31, 1998 and 1999, rent expense under leases amounted to $2,847 and $3,346, respectively. Minimum rental commitments under all leases (excluding the operating lease for the new facility discussed above) are as follows:

                                               To related        To third
     Years Ending December 31,                    parties        parties
  ---------------------------------          --------------   --------------

               2000                             $   893          $1,142
               2001                                 893             677
               2002                                 893             231
               2003                                 893             161
               2004                                 893              --
               Thereafter                         8,930              --
                                          --------------      ----------
                                               $ 13,395          $2,211
                                          ==============      ==========

NOTE 8 - INCOME TAXES

         Income tax expense (benefit) for the years ended December 31, 1998 and 1999 consisted of the following:

                                           Year Ended December 31,
                                       --------------------------------
                                           1998              1999
                                       -------------    ---------------
Current

         Federal                            $ 5,090          $  (3,732)
         State                                  714                (27)
                                       -------------    ---------------
                                              5,804             (3,759)
                                       -------------    ---------------
Deferred

         Federal                               (897)             5,056
         State                                 (175)             1,176
                                       -------------    ---------------
                                             (1,072)             6,232
                                       -------------    ---------------
Total income tax expense                    $ 4,732            $ 2,473
                                       =============    ===============

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of December 31, 1998 and 1999 are as follows:

                                                   December 31,
                                              -----------------------
                                                1998           1999
                                              --------       --------
Deferred tax assets, net:
         Allowance for doubtful accounts      $  2,113       $  3,721
         Accruals                                  345          1,695
         Inventories                             4,431         13,289
         Property and equipment                   (127)           183
         Other                                    (112)          (150)
                                              --------       --------
                                                 6,650         18,738
         Less:  valuation allowance               (418)       (18,738)
                                              --------       --------
         Net deferred tax assets              $  6,232       $     --
                                              ========       ========

         The Company has established a valuation allowance to offset the deferred tax assets that have resulted from items that will only be deductible when such items are actually incurred. The valuation allowance will be maintained until it is more likely than not that these deferred tax assets will be realized. The evaluation of the valuation allowance is performed on a consolidated basis with the Parent.

         The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows for the years ended December 31, 1998 and 1999:

                                                       Year Ended December 31,
                                                       -----------------------
                                                          1998          1999
                                                         ------        ------
Federal income tax statutory rate                          35.0%        (35.0)%
Increases (reductions) in tax rate resulting from:
     State income taxes, net of federal tax benefit         2.5           1.8
     Foreign Sales Corporation Benefit                     (3.3)           --
     Increase in valuation allowance                         --          39.0
     Other                                                 (0.7)          0.2
                                                         ------        ------
Effective income tax rate                                  33.5%          6.0%
                                                         ======        ======
NOTE 9 - SAVINGS PLAN

         Effective January 1, 1995, the Parent established a qualified defined contribution plan (the "Plan") for eligible employees. The Company's employees are eligible to participate in the Plan. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $276 and $594 to the Plan in 1998 and 1999, respectively. The Company does not provide retired employees with health or life insurance benefits.

NOTE 10 - STOCK OPTION PLANS

         The Parent has a stock option plan, the 1996 Stock Option Plan, as amended (the "Plan"), under which options to acquire a maximum of the greater of 2,250 shares of common stock or 15% of the number of shares of its common stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Parent and its subsidiaries. Employees of the Company are eligible to participate in the Plan. The price at which the Parent's common stock may be purchased upon the exercise of options granted under the Plan will be required to be at least equal to the per share fair market value of the common stock on the date the particular options are granted. Options granted under the Plan may have maximum terms of not more than ten years. Generally, options granted under the Plan may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Parent or its subsidiaries.

         Pursuant to the Plan, unless otherwise determined by the Compensation Committee of the Parent's Board of Directors, one-third of the options granted under the Plan are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plan shall become immediately exercisable if the holder of such options is terminated by the Parent or its subsidiaries, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Parent.

         On January 1, 1999, the Company entered into an employment agreement with an executive officer. The employment agreement provided for option grants to purchase 175 shares of its Parent's common stock (granted outside of any plan) at $40.625 per share, with one-third of the options granted vesting on January 1, 2000, one-third of the options granted vesting on January 1, 2001, and one-third of the options granted vesting on January 1, 2002.

         The following summarizes Parent Company outstanding stock options for employees of the Company:

                                                              Weighted Average
                                                  Total        Exercise Price
                                                 -------    ------------------
Outstanding at December 31, 1997                    147         $    23.10
     Granted                                        207              26.48
     Cancelled                                       (5)             22.92
     Exercised                                      (55)             21.82
                                                 -------       ------------
Outstanding at December 31, 1998                    294              25.71
     Granted                                        229              35.80
     Cancelled                                      (30)             25.22
     Exercised                                      (82)             25.07
                                                 -------       ------------
Outstanding at December 31, 1999                    411         $    31.48
                                                 =======       ============

Options exercisable:
At December 31, 1999                                193         $    24.59
Available to grant under plan at
  December 31, 1999                               1,008


                                              Outstanding                             Exercisable
                                 --------------------------------------    ----------------------------------
                                                     Weighted Average                           Weighted
                                                        Remaining                                Average
                                                        Contractual                             Exercise
  Range of exercise prices           Shares                 Life              Shares              Price
-----------------------------    ---------------    -------------------    -------------     ----------------
      $19.00 - $25.00                       165            8.2                      125            $   22.08
       25.01 - 33.00                         51            7.4                       49                26.00
       33.01 - 41.00                        195            9.8                       19                37.75
                                 ---------------                           -------------
      $19.00 - $41.00                       411            8.9                      193            $   24.59
=============================    ===============    ===================    =============     ================


         The Company accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's participation in the stock option plan been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income would have decreased accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net income (loss) and pro forma weighted average fair value of options granted, with related assumptions, are as follows:

                                                   Year ended December 31,
                                                 ----------------------------
                                                     1998            1999
                                                 ------------    ------------
    Pro forma net income (loss)                  $     7,915     $  (45,115)
    Risk free interest rates                              5%              6%
    Expected lives                                7-10 years      7-10 years
    Expected volatility                                  40%             62%
    Weighted average grant date fair value       $     15.58     $     26.83






NOTE 11 - SUBSEQUENT EVENTS

         In February 2000, the Company executed a $15,500 term loan with the financial institution which is the agent to the Amended Credit Facility. The term loan matures in February 2001, bears interest at 12% and contains financial covenants which are consistent with the Amended Credit Facility.

         On July 28, 2000, the Company entered into two separate agreements which provide that the LIBOR interest rate component on $10,000 and $55,000 of the Amended Credit Facility is capped at 7.75%. In exchange for the rate cap on the $10,000, the Company paid an up-front fee of $30, which will be amortized over the life of the agreement. This rate cap expires July 28, 2002. In exchange for the interest rate cap on the $55,000, the Company paid an up-front fee of $44 and will pay a monthly fee of $14 through the expiration date of the agreement, which is July 28, 2002. The up-front fee will be amortized over the life of the agreement and the monthly fee will be expensed as incurred.

                          Independent Auditors' Report

The Board of Directors
Aviation Sales Company:

We have audited the accompanying statement of assets, liabilities and owner's deficit of Aviation Sales Distribution Services Business as of November 30, 2000, and the related statements of revenue and expenses and changes in owner's deficit, and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Sales Distribution Services Business as of November 30, 2000, and the results of its operations and its cash flows for the eleven months then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ KPMG LLP

February 14, 2001

                 AVIATION SALES DISTRIBUTION SERVICES BUSINESS
              STATEMENT OF ASSETS, LIABILITIES AND OWNER'S DEFICIT
                               NOVEMBER 30, 2000
                                 (IN THOUSANDS)

ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                                                                $  2,175
 Accounts receivable, net of allowance for doubtful accounts of $17,432                                     22,011
 Inventories, net                                                                                          154,985
 Income taxes recoverable - Parent                                                                           5,988
 Other current assets                                                                                        1,113
                                                                                                         ---------
    Total current assets                                                                                   186,272
                                                                                                         ---------

FIXED ASSETS, net                                                                                            9,601
                                                                                                         ---------

OTHER ASSETS:
 Deferred financing costs, net                                                                               5,483
 Other assets                                                                                                  667
                                                                                                         ---------
    Total other assets                                                                                       6,150
                                                                                                         ---------
    Total assets                                                                                         $ 202,023
                                                                                                         =========

LIABILITIES AND OWNER'S DEFICIT

CURRENT LIABILITIES:
 Accounts payable                                                                                        $  14,006
 Accrued expenses                                                                                           11,870
 Revolving loan                                                                                            168,431
 Term loan                                                                                                  15,500
 Note payable                                                                                                3,768
                                                                                                         ---------
    Total current liabilities                                                                              213,575
                                                                                                         ---------

LONG-TERM LIABILITIES:
 Due to affiliates                                                                                          61,629
 Other long-term liabilities                                                                                   307
                                                                                                         ---------
    Total long-term liabilities                                                                             61,936
                                                                                                         ---------

Commitments and Contingencies (see Notes 6, 7 and 8)

OWNER'S DEFICIT                                                                                            (73,488)
                                                                                                         ---------
   Total liabilities and owner's deficit                                                                 $ 202,023
                                                                                                         =========



   The accompanying notes are an integral part of these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
     STATEMENT OF REVENUES AND EXPENSES AND CHANGES IN OWNER'S DEFICIT
                  FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000
                                 (IN THOUSANDS)

Revenues, including sales to affiliated entities                    $ 176,822
Cost of sales                                                         163,447
                                                                    ---------
   Gross profit                                                        13,375
Operating expenses                                                     42,454
                                                                    ---------
   Loss from operations                                               (29,079)
Interest expense                                                       30,346
                                                                    ---------
   Loss before income taxes                                           (59,425)
Income tax benefit                                                     (5,090)
                                                                    ---------
   Net loss                                                           (54,335)

Beginning owner's deficit                                             (19,153)
                                                                    ---------
Ending owner's deficit                                              $ (73,488)
                                                                    =========






   The accompanying notes are an integral part of these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
                             STATEMENT OF CASH FLOWS
                  FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2000
                                 (IN THOUSANDS)


CASH FLOW FROM OPERATING ACTIVITIES:

Net loss                                                            $ (54,335)
Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and amortization                                        11,787
  Write-off of fixed assets                                                10
  Inventory impairment and reserves                                    18,200
  Provision for doubtful accounts                                       8,371
  Decrease in accounts receivable                                      24,337
  Decrease in inventories                                              52,233
  Decrease in income taxes recoverable-Parent                           6,289
  Decrease in other current assets                                      6,513
  Decrease in other assets                                              4,136
  Decrease in accounts payable                                        (42,224)
  Increase in accrued expenses                                          2,974
                                                                    ---------
      Net cash provided by operating activities                        38,291
                                                                    ---------

CASH FLOW FROM INVESTING ACTIVITIES:
   Capital expenditures                                                (3,948)
                                                                    ---------

CASH FLOW FROM FINANCING ACTIVITIES:
  Borrowing under term loan                                            15,500
  Borrowings under revolving loan                                     424,028
  Payments under revolving loan                                      (525,177)
  Advances from affiliates                                             43,072
  Payments of deferred financing costs                                (10,585)
                                                                    ---------
     Net cash used in financing activities                            (53,162)
                                                                    ---------
Net decrease in cash and cash equivalents                             (18,819)
Cash and cash equivalents, beginning of period                         20,994
                                                                    ---------
Cash and cash equivalents, end of period                            $   2,175
                                                                    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                     $  18,357
                                                                    =========
  Income taxes paid                                                 $       0
                                                                    =========



   The accompanying notes are an integral part of these financial statements.

                  AVIATION SALES DISTRIBUTION SERVICES BUSINESS
                          NOTES TO FINANCIAL STATEMENTS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

         Aviation Sales Distribution Services Company ("ASDC") is a Delaware corporation and a wholly owned subsidiary of Aviation Sales Company ("ASC" or the "Parent"). ASDC is a leading provider of aviation inventory and inventory management services. ASDC sells aircraft spare parts and provides inventory management services to commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world.

         The accompanying financial statements of the Aviation Sales Distribution Services Business ("the Company") do not include the accounts or the results of operations of Aviation Sales Bearings Company ("ASBC") which is a wholly owned subsidiary of ASDC. ASBC has been managed and financed historically as if it were autonomous and has no more than incidental common facilities and costs. ASBC will continue to be operated and financed autonomously by ASC after the consummation of the proposed Kellstrom Industries, Inc. ("Kellstrom")/
KAV Inventory, LLC ("KAV") transaction discussed below.

         On December 1, 2000, the Parent and ASDC entered into a series of agreements which constitute a single transaction in which ASDC sold substantially all of its net assets (the "Transaction"). Under the Transaction, the Parent and Kellstrom formed a 50/50 joint venture, KAV which acquired all of the Company's inventory. Additionally, under the Transaction, Kellstrom acquired the operating business of the Company, including a significant portion of its remaining net assets, excluding inventory, fixed assets and certain trade accounts receivable net of certain trade accounts payable. Finally, the Company leased the fixed assets of the redistribution business and sublet its corporate headquarters and redistribution warehouse facility to Kellstrom. See Footnote 12
- Subsequent Events for further description of the Transaction. These financial statements reflect the Company immediately preceding the Transaction.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the allowance to reduce inventory to the lower of cost or net realizable value, the allowance for doubtful accounts receivable, the reserve for sales returns, medical benefit accruals and allowances for litigation costs. In determining the inventory allowance, the Company adjusted the inventory to a basis equal to the sales price subsequently received in the Transaction with KAV.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents as of November 30, 2000 includes cash held by the Company in demand deposit accounts.

REVENUE RECOGNITION

         Sales of aircraft parts and repairs are recognized as product sales when a unit is shipped and title has passed to the customer. The Company records reserves for estimated sales returns in the period sales are made. Reserves for returns as of November 30, 2000 were $2,230. Transfers of inventory to customers which include a related acquisition of inventory from the same third party for a similar amount are not recognized as revenue at the time of transfer, but rather are recorded as non-monetary exchange transactions. The Company also warehouses and sells inventories on behalf of others under consignment arrangements. The Company records sales of aircraft parts from consignment inventories as product sales upon shipment of the unit. The Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as product sales at the time the part is shipped. The Company also performs inventory repair management services for customers on a contractual basis. These service fees are recorded as revenue over the course of the contracts as services are provided.

INVENTORIES

         Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or market on primarily a specific identification basis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. The Company enters into consignment arrangements for bulk quantities of inventory items. Costs to disassemble and warehouse bulk items are included in inventories and expensed as the consigned items are sold.

         The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company adjusted its inventory to a basis based on the subsequent sale of the inventory to KAV on December 1, 2000. The inventory allowance was $16,804 as of November 30, 2000.

FIXED ASSETS, NET

         As of November 30, 2000, fixed assets, net consisted of the following:

                  Buildings                                       $ 1,858
                  Machinery and equipment                          10,485
                  Furniture and fixtures                            5,302
                  Leasehold improvements                               97
                                                                  -------
                                                                   17,742

                       Accumulated depreciation and
                          amortization                             (8,141)
                                                                  -------
                                                                  $ 9,601
                                                                  =======

         Fixed assets are carried at cost less accumulated depreciation and amortization. For financial reporting purposes, the Company provides for depreciation and amortization of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets over their estimated useful lives. Estimated useful lives range from 3 to 21 years for the Company's fixed assets. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in results of operations. Depreciation and amortization expense amounted to $3,063 for the eleven months ended November 30, 2000.

DEFERRED FINANCING COSTS

         The costs associated with obtaining financing are included in the accompanying balance sheet as deferred financing costs and are being amortized over the initial terms of the loans to which such costs relate. Amortization expense for the eleven months ended November 30, 2000 was $8,724. The cost and accumulated amortization of deferred financing costs as of November 30, 2000 is as follows:

         Original basis                           $ 16,638
         Accumulated amortization                  (11,155)
                                                  --------
                                                  $  5,483
                                                  ========

INCOME TAXES

         The Company is included in the consolidated federal income tax returns of the Parent. For financial statement purposes, the Company accounts for income taxes on a stand alone basis as though the Company filed its own returns.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.

STOCK-BASED COMPENSATION

         The Company participates in the stock option plans of the Parent. The Company accounts for the fair value of its grants under the Parent's option plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and discloses proforma net income (loss) assuming the Company adopted the provisions of this statement on January 1, 1996.

FINANCIAL INSTRUMENTS

         The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair value of the revolving loan approximates its carrying amount as the Company's variable rate debt reprices to market and the carrying amount of the term loan and note payable approximate their fair value as the rates approximate market rates.

COMPREHENSIVE INCOME

         For the period presented, comprehensive income is equal to historical net income or loss.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. The Company adopted SOP 98-1 prospectively on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity shall recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 will be effective for fiscal years beginning after January 1, 2001. Management believes that the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

         In January 2000, Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101 regarding revenue recognition was issued. SAB 101 clarifies issues relating to revenue recognition in financial statements including income statement presentation and disclosure. SAB 101 is effective for fiscal quarters beginning after September 15, 2000. Management believes that its revenue recognition policies are consistent with SAB 101; therefore, the adoption of SAB 101 will not effect the results of the Company's operations.

         In May 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives" ("EITF Issue No. 00-14"), which addresses the recognition, measurement and income statement classification for sales incentives offered by vendors to customers. Sales incentives within the scope of the issue include offers that can be used by a customer to receive a reduction in the price of a product or service at the point of sale. The consensus states that the cost of the sales incentive should be recognized at the later of the date at which the related revenue is recorded or the date at which the sales incentive is offered. The consensus also states that when recognized the reduction in or refund of the selling price should be classified as a reduction of revenue. However, if the sales incentive is a free product or service delivered at the time of sale the cost should be classified as an expense. The Company adopted EITF Issue No. 00-14 on July 1, 2000. The adoption of EITF Issue No. 00-14 did not have a material effect on the Company's financial position or results of operations.

NOTE 2 - ADJUSTMENTS TO CARRYING VALUE OF CERTAIN ASSETS AND OTHER CHARGES

         During the third quarter of 2000, the Company recorded an adjustment to the carrying value of inventory of $18,200 based upon the anticipated sale of the related inventory to KAV as part of the Transaction ultimately consumated on December 1, 2000. The estimated charge was to adjust the inventory to a basis pending its subsequent sale.

NOTE 3 - CONCENTRATION OF CREDIT RISK

         The Company distributes products to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers' financial conditions and provides allowances for doubtful accounts as required. The Company's top ten customers combined accounted for approximately 36% of operating revenues for the eleven months ended November 30, 2000. No customer accounted for greater than 10% of revenue or accounts receivable as of and for the eleven months ended November 30, 2000.

NOTE 4 - REVOLVING AND TERM LOANS

SENIOR CREDIT FACILITY

         In July 1996, the Company entered into a new credit facility with a group of financial institutions (the "Credit Facility"). The Credit Facility consisted of (a) a term loan facility in an original principal amount of $20,000 and (b) a $50,000 revolving loan, letter of credit and acquisition loan facility.

         In October 1997, the Company amended its Credit Facility (the "Amended Credit Facility"). The Amended Credit Facility consisted of: (a) term loans of $55,600, and (b) a revolving loan and letter of credit facility of $91,400. The term loan portion of the Amended Credit Facility was repayable in quarterly installments through July 31, 2002 and the revolving loan portion of the Amended Credit Facility was due and payable on July 31, 2002.

         In February 1998, the Company repaid all amounts then outstanding under the Amended Credit Facility with funds provided by the Parent. The Company wrote off deferred financing costs of $981 in connection with the repayment of the term loan portion of the Amended Credit Facility, resulting in an extraordinary item, net of taxes, of $599.

         In September 1998, the Company further amended its Amended Credit Facility to increase the revolving loan and letter of credit facility to $200,000, up to $30,000 of which may be outstanding letters of credit. In November 1998 and May 1999, respectively, the Amended Credit Facility was further amended to increase the revolving loan and letter of credit facility to $250,000 and $300,000, respectively.

         In February 2000, the Company executed a $15,500 term loan with the financial institution which is the agent to the Amended Credit Facility. The term loan matures in February 2001, bears interest at 12% and contains financial covenants which are consistent with the Amended Credit Facility.

         On July 28, 2000, the Company entered into two separate agreements which provide that the LIBOR interest rate component on $10,000 and $55,000 of the Amended Credit Facility is capped at 7.75%. In exchange for the rate cap on the $10,000, the Company paid an up-front fee of $30, which will be amortized on a straight-line basis over the life of the agreement. This rate cap expires July 28, 2002. In exchange for the interest rate cap on the $55,000, the Company paid an up-front fee of $44 and will pay a monthly fee of $14 through the expiration date of the agreement, which is July 28, 2002. The up-front fee will be amortized on a straight-line basis over the life of the agreement and the monthly fee will be expensed as incurred.

         Borrowings under the Amended Credit Facility are guaranteed by the Parent and are secured by a lien on substantially all of the Company's assets and the borrowing base consists of substantially all of the Company's receivables and inventory. Interest under the Amended Credit Facility is, at the option of the Company, (a) prime plus a margin, or (b) LIBOR plus a margin, where the respective margin, as amended in August 2000, is 3.0% for prime rate loans and 4.5% for LIBOR rate loans. The weighted average interest rate on the Amended Credit Facility was approximately 11.51% for the eleven months ended November 30, 2000.

         The Amended Credit Facility contains certain financial covenants regarding the Company's and the Parent's consolidated financial performance and certain other covenants, including limitations on the amount of annual capital expenditures and the incurrence of additional debt, and provides for the suspension of borrowing and repayment of all debt in the event of a material adverse change in the business of the Company and its Parent or a change in control. A default under the Amended Credit Facility could potentially result in a default under other agreements to which the Company and/or the

Parent is a party including its lease agreements. In addition, the Amended Credit Facility requires mandatory repayments from the proceeds of a sale of assets or an issuance of equity or debt securities or as a result of insufficient collateral to meet the borrowing base requirements thereunder. As of December 31, 1999 and March 31, 2000, the Company and the Parent were not in compliance with certain of the financial covenants contained in the Amended Credit Facility. The financial institutions which are party to the Amended Credit Facility agreed to forbear in regards to these covenant violations and other matters until May 31, 2000 at which point in time certain financial covenants of the Amended Credit Facility were further amended and the Company paid bank fees of $3,800 and the interest rate was increased by 2%. The Company was required to pay fees of $3,000 in relation to the standstill agreement associated with the forbearance, which were amortized over the period from February 1, 2000 to May 31, 2000. The Amended Credit Facility was further modified effective June 25, 2000 and September 30, 2000. In connection with the amendment to the Credit Agreement which became effective June 25, 2000, the Company paid fees of $2,154, which are amortized between July 1, 2000 and June 30, 2002. The Company is committed to pay an additional bank fee of $2,000 in 2001 in $1,000 increments if the Credit Facility is not refinanced by certain dates. As of November 30, 2000, $3,631 was available for borrowing under the Amended Credit Facility and outstanding letters of credit aggregated $24,733. Such letters of credit have been posted on behalf of the Company and certain of the Parent's subsidiaries.

         On December 1, 2000, as a result of the Transaction with KAV and Kellstrom, the Company paid down its revolving loan by $122.0 million, which is net of transaction costs.

NOTE 5 -- NOTE PAYABLE

         On October 18, 2000, the Company executed a $3.8 million unsecured promissory note in connection with a settlement and release agreement with a customer. The note payable has a maturity date of June 18, 2001 and bears interest at 10%.


NOTE 6 -- RELATED PARTY TRANSACTIONS

         The Parent and the Company lease their former corporate headquarters and warehouse in Miami, Florida (the "Miami Property") from an entity controlled by certain shareholders of the Parent. The lease on the Miami Property calls for annual payments in the amount of $893 expiring on December 2, 2014. As discussed in Note 8, the Parent and the Company moved to a new corporate headquarters and warehouse facility during April 2000. The Miami Property is currently being offered for sale. Management believes that it will be relieved of its remaining obligations under the lease agreement upon the sale of the Miami Property.

         The Company believes that the terms of its agreement with related parties are no less favorable than could have been obtained from unaffiliated third parties.

         Through the use of its senior credit facility, the Company funds the working capital requirements of the Parent and the Parent's various other subsidiaries. Excess cash balances of the Company or the Parent are utilized to repay amounts outstanding under the senior credit facility. Generally, any excess cash advanced to or received by the Company is included in due to affiliates in the accompanying statement of assets and liabilities. Balances due to affiliates are unsecured non-interest-bearing obligations of the Company. For the eleven months ended November 30, 2000, the Company had interest income from affiliates of $562. Such amounts are included net of interest expense.

         The Company also funds certain legal costs and health care claim payments on behalf of the Parent and the Parent's other subsidiaries. The charge associated with these payments are allocated to the Parent and are reflected in due to affiliates in the accompanying statement of assets and liabilities.

         For the eleven months ended November 30, 2000, the Company had sales to affiliates of $14,036. Included in accounts receivable in the accompanying statement of assets and liabilities are amounts due from affiliates of $4,474 as of November 30, 2000. Included in accounts payable in the accompanying statement of assets and liabilities are amounts payable to affiliates of $76 as of November 30, 2000.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS

         Several lawsuits have been filed against the Parent and certain of its officers and directors, and its former auditors, in the United States District Court for the Southern District of Florida, which has now been consolidated into a single lawsuit. The consolidated complaint, as amended in March 2000, and in September 2000, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934. Among other matters, the amended consolidated complaint alleges that the Parent's reported financial results were materially misleading and violated generally accepted accounting principles. The amended consolidated complaint seeks damages and certification of two classes, one consisting of purchasers of the Parent's common stock in the June 1999 public offering and one consisting of purchasers of the Parent's common stock during the period between April 30, 1997 and April 14, 2000. During May 2000, the Parent filed a motion to dismiss the claims set forth in the amended consolidated complaint filed in March 2000, and the Parent filed a motion in December 2000 to dismiss the amended complaint filed in September 2000. The Parent believes that the allegations contained in the amended consolidated complaint are without merit and intends to vigorously defend these and any related actions. Nevertheless, unfavorable resolution of these lawsuits could have a material adverse effect on the Company in one or more future periods.

         The Company is also involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial position of the Company.

OTHER MATTERS

         The Company has employment agreements with certain of its officers and key employees which extend from two to four years. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for certain severance benefits in the event of a change of control.

         The Company had a purchase commitment to an airline, whereby pursuant to such agreement, the Company was committed to purchase certain aircrafts. Such commitment, which totaled approximately $60,040 as of December 31, 1999, was to be fulfilled over the next three years. On October 25, 2000, the agreement was cancelled and the Company forfeited $1,589 of its deposit and was refunded the remaining balance.

GUARANTEE OF SENIOR SUBORDINATED NOTES

         In February 1998, the Parent sold $165,000 of senior subordinated notes. A portion of the proceeds were advanced to the Company and were used to repay all amounts then outstanding under the senior credit facility. The senior subordinated notes are general unsecured obligations of the Parent and are subordinated in right of payment to all existing and future senior debt of the Parent and its subsidiaries, including the Company's senior credit facility. The senior subordinated notes are fully and unconditionally guaranteed, on a senior subordinated basis, by the Parent and its subsidiaries, including the Company.

NOTE 8 -- LEASES

     On December 17, 1998, the Parent entered into an operating lease for its build-to-suit corporate headquarters and warehouse facility with First Security Bank, National Association, as trustee of a newly created trust, as lessor. The lease has an initial term of five years and is a triple net lease with annual rent as provided in the lease. The lease contains financial covenants regarding the Parent's financial performance and certain other affirmative and negative covenants which it will be obligated to comply with during the term of the lease. Substantially all of the Parent's subsidiaries, including the Company, have guaranteed its obligations under the lease. Additionally, the Parent has an option to acquire the new facility at the end of the lease for an option price as determined in the lease. Alternatively, if the Parent does not purchase the new facility at the end of the lease, it will be obligated to pay certain amounts as provided in the lease. The Parent moved its corporate headquarters and the Company moved its redistribution operations into the new facility in April 2000.

         The development of the new facility has been financed by the trust through a $43,000 loan facility provided by a syndicate of financial institutions. Pursuant to the agreements entered into in connection with this financing, the Parent is obligated to develop the new facility on behalf of the trust and is responsible for the timely completion thereof within an established construction budget. The Parent and substantially all of its subsidiaries have guaranteed the repayment of $37,840 of the trust's obligations under the agreements. The trust's obligations under these agreements are secured by a lien on the real property and improvements comprising the new facility and on the fixtures therein. Further, the Company has posted an irrevocable letter of credit in favor of the trust in the amount of approximately $12,000 to secure both its obligations under the lease and the trust's obligations under these agreements.

         The Parent was not in compliance as of December 31, 1999 or March 31, 2000 with certain of the financial covenants contained in the lease agreement. The lessor and its lenders agreed to forbear in regards to these covenant violations and other matters until May 31, 2000. Effective May 31, 2000, the lease agreement was amended in conjunction with the amendment of the Amended Credit Facility. The lease was subsequently amended effective June 25, 2000 and September 30, 2000.

         The Company leases certain buildings and office equipment under operating lease agreements. One of the buildings is leased from a related party of the Company (see Note 6). For the eleven months ended November 30, 2000, rent expense under leases amounted to $5,056. Minimum rental commitments under all leases are as follows:

                                              To related       To third
     Years Ending November 30,                  parties         parties
     -------------------------                ----------       --------

               2001                             $   893         $ 3,757
               2002                                 893           3,632
               2003                                 893           3,572
               2004                                 893           3,396
               2005                                 893           1,132
                Thereafter                        8,037              --
                                                -------         -------
                                                $12,502         $15,489
                                                =======         =======

NOTE 9 - INCOME TAXES

         Income tax benefit for the eleven months ended November 30, 2000 consisted of the following:

Current

         Federal                                           $ (5,090)
         State                                                   --
                                                           --------
                                                             (5,090)
                                                           --------
Deferred
         Federal                                                 --
         State                                                   --
                                                           --------
                                                                 --
                                                           --------
Total income tax expense                                   $ (5,090)
                                                           ========

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of November 30, 2000 are as follows:

Deferred tax assets, net:
         Allowance for doubtful accounts                   $  6,894
         Accruals                                               926
         Inventories                                         13,636
         Property and equipment                               1,199
         Net operating loss carryforward                     15,030
                                                           --------
                                                             37,685

         Less:  valuation allowance                         (37,685)
                                                           --------
         Net deferred tax assets                           $     --
                                                           ========

         The Company has established a valuation allowance to offset the deferred tax assets that have resulted from items that will only be deductible when such items are actually incurred. The valuation allowance will be maintained until it is more likely than not that these deferred tax assets will be realized. The evaluation of the valuation allowance is performed on a consolidated basis with the Parent.

         The reconciliation of the federal statutory rate and the Company's effective tax rate is as follows for the 11 months ended November 30, 2000:

  Federal income tax statutory rate                                     (35.0)%
  Increases in tax rate resulting from:
       Increase in valuation allowance                                   26.3
       Other                                                               .1
                                                                        -----
  Effective income tax rate                                              (8.6)%
                                                                        =====

NOTE 10 - SAVINGS PLAN

         Effective January 1, 1995, the Parent established a qualified defined contribution plan (the "Plan") for eligible employees. The Company's employees are eligible to participate in the Plan. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. The Company contributed approximately $345 to the Plan in for the eleven months ended November 30, 2000. The Company does not provide retired employees with health or life insurance benefits.

NOTE 11 - STOCK OPTION PLANS

         The Parent has a stock option plan, the 1996 Stock Option Plan, as amended (the "Plan"), under which options to acquire a maximum of the greater of 2,250 shares of common stock or 15% of the number of shares of its common stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Parent and its subsidiaries. Employees of the Company are eligible to participate in the Plan. The price at which the Parent's common stock may be purchased upon the exercise of options granted under the Plan will be required to be at least equal to the per share fair market value of the common stock on the date the particular options are granted. Options granted under the Plan may have maximum terms of not more than ten years. Generally, options granted under the Plan may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Parent or its subsidiaries.

         Pursuant to the Plan, unless otherwise determined by the Compensation Committee of the Parent's Board of Directors, one-third of the options granted under the Plan are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plan shall become immediately exercisable if the holder of such options is terminated by the Parent or its subsidiaries, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Parent.

         The following summarizes the Parent's outstanding stock options for employees of the Company:


                                                                              Weighted Average
                                                        Total                  Exercise Price
                                                       ---------              ----------------
Outstanding at December 31, 1999                        $   411                   $ 31.48
     Granted                                                 --                        --
     Cancelled                                               95                     27.01
     Exercised                                               --                        --
                                                        -------                   -------
Outstanding at November 30, 2000                        $   316                   $ 30.64
                                                        =======                   =======
Options exercisable:
At November 30, 2000                                        143                   $ 24.52



                                              Outstanding                             Exercisable
                                     --------------------------------          --------------------------
                                                        Weighted                               Weighted
                                                         Average                                Average
                                                        Remaining                               Exercise
  Range of exercise prices           Shares          Contractual Life          Shares             Price
  ------------------------           ------          ----------------          ------          ----------
      $19.00 - $25.00                 129                  7.29                   99             $ 21.75
       25.01 - 33.00                   29                  6.68                   27               26.63
       33.01 - 41.00                  158                  8.87                   17               37.46
                                      ---                  ----                  ---             -------
      $19.00 - $41.00                 316                  8.02                  143             $ 24.52
                                      ===                  ====                  ===             =======

         The Company accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's participation in the stock option plan been determined pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net loss would have increased accordingly. Using the Black-Scholes option pricing model, the Company's pro forma net loss and pro forma weighted average fair value of options granted, with related assumptions, are as follows:



                                                  Eleven Months Ended
                                                   November 30, 2000
                                                  -------------------
Pro forma net loss                                      $ 55,434
Risk free interest rates                                       6%
Expected lives                                        7-10 years
Expected volatility                                           62%
Weighted average grant date fair value                  $  26.83


NOTE 12 - SUBSEQUENT EVENTS

         On December 1, 2000, the Parent and ASDC entered into a series of agreements which constitute a single transaction in which ASDC sold substantially all of its net assets. Under the Transaction, the Parent and Kellstrom formed a 50/50 joint venture, KAV, which acquired all of the Company's inventory, except the investment in third party consigned inventory, for an aggregate purchase price of approximately $148.6 million of which approximately $105.5 million was received in cash, $27.4 million was received in the form of two 14% five-year senior subordinated notes (each in the original principal amount of $13.7 million) and approximately $15.7 million was received in the form of a 14% five-year subordinated note. Additionally, under the Transaction, Kellstrom acquired the operating business of the Company, including a significant portion of its remaining net assets, excluding inventory, fixed assets and certain trade accounts receivable net of certain trade accounts payable, for $21.5 million in cash (which included $13.7 million for one of the 14% five-year senior subordinated notes).

         In addition, the Company leased the fixed assets of the redistribution business to Kellstrom for one year at a monthly rental rate of approximately $77 and sublet its corporate headquarters and redistribution warehouse facility to Kellstrom for a period of five years at a monthly rental rate of the lesser of approximately $384 or the actual monthly lease payments paid by the Company on the facility.

         Kellstrom has an option under the fixed assets lease to purchase the fixed assets any time during the sixty days thereafter and the Company may require Kellstrom to purchase the fixed assets at any time sixty days following the term, in each case, for a purchase price of approximately $9 million. Kellstrom may defer its obligation to purchase the fixed assets (and extend the lease term) for up to six months under certain circumstances. Kellstrom also has the option to renew the term of the headquarters and redistribution warehouse facility for five consecutive five year periods, at the then fair market value rental rate.

         On December 1, 2000, as a result of the Transaction with KAV and Kellstrom, the Company paid down its revolving loan by $122.0 million, which is net of transaction costs.

(b)  PRO FORMA FINANCIAL INFORMATION.

On December 1, 2000, the Company acquired the aircraft and engine parts resale business of AVS which had been operated through AVS' Aviation Sales Distribution Services Company ("AVSDC") subsidiary. In connection with the transaction, the Company acquired a portion of AVSDC's non-inventory assets and assumed a portion of AVSDC's accounts payable and accrued expenses. Also in connection with the acquisition, the Company and AVS established an off-balance sheet joint venture (the "JV") which acquired substantially all of the inventory of AVSDC.

The pro forma condensed consolidated balance sheet of the Company as of September 30, 2000 is based on the historical balance sheet of the Company and has been adjusted to reflect the acquisition of AVSDC as though the companies had combined on September 30, 2000. The pro forma condensed consolidated statements of earnings of the Company for the year ended December 31, 1999 and the nine months ended September 30, 2000 are based on historical financial statements of the Company and have been adjusted to reflect the acquisition of AVSDC as though the companies had combined at the beginning of the periods being reported.

The pro forma condensed consolidated financial information does not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor does it purport to be indicative of the results that will be obtained in the future. The pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith.

                           KELLSTROM INDUSTRIES, INC.

                 Pro Forma Condensed Consolidated Balance Sheet
                            As of September 30, 2000
                                   (Unaudited)



                                                                                HISTORICAL
                                                                      -----------------------------
                                                                                                        PRO FORMA      PRO FORMA
                                                                        KELLSTROM         AVSDC       ADJUSTMENTS(B)    COMBINED
                                                                      -------------   -------------   --------------  -------------
                                    ASSETS
Current Assets:
       Cash and cash equivalents                                      $   2,954,668   $  22,221,613   $ (22,204,233)  $   2,972,048
       Trade receivables                                                 60,585,763      20,343,443      (3,055,338)     77,873,868
       Inventories                                                      219,258,237     160,529,832    (160,529,832)    219,258,237
       Income tax receivable                                                     --       9,754,557      (9,754,557)             --
       Equipment under short-term operating leases, net                  83,252,414              --                      83,252,414
       Prepaid expenses                                                   5,744,571       1,358,037        (620,553)      6,482,055
       Deferred tax assets                                                6,977,347              --                       6,977,347
                                                                      -------------   -------------   -------------   -------------
              Total current assets                                      378,773,000     214,207,482    (196,164,513)    396,815,969

Equipment under long-term operating leases, net                          33,885,626              --                      33,885,626
Notes Receivable - KAV                                                           --              --       3,472,848       3,472,848
Property, plant and equipment, net                                       28,494,731      10,198,353                      38,693,084
Goodwill, net                                                            86,007,605              --      17,526,095     103,533,700
Other assets                                                             15,069,494       9,072,473      (9,072,473)     17,020,693
                                                                                                         (1,173,796)
                                                                                                          3,124,995
                                                                      -------------   -------------   -------------   -------------
              Total Assets                                            $ 542,230,456   $ 233,478,308   $(182,286,844)  $ 593,421,920
                                                                      =============   =============   =============   =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
       Short-term debt                                                $ 155,911,163   $ 192,871,740   $(192,871,740)  $ 163,732,120
                                                                                                          7,820,957
       Current maturities of long-term debt                                 200,000              --                         200,000
       Accounts payable                                                  28,606,721      26,550,773     (19,184,359)     35,973,135
       Accrued expenses                                                  16,711,754      15,726,875     (12,953,651)     25,103,331
                                                                                                          5,618,353
                                                                      -------------   -------------   -------------   -------------
              Total current liabilities                                 201,429,638     235,149,388    (211,570,440)    225,008,586

Long-term debt, less current maturities                                  17,520,000         108,489     (11,250,000)     46,576,842
                                                                                                         30,000,000
                                                                                                         10,198,353
Convertible subordinated notes                                          140,250,000              --                     140,250,000
Due to affiliates                                                                --      61,246,359     (61,246,359)             --
Deferred tax liabilities                                                  8,434,941              --                       8,434,941
                                                                      -------------   -------------   -------------   -------------
              Total Liabilities                                         367,634,579     296,504,236    (243,868,446)    420,270,369

Stockholders' Equity:
       Common stock, $.001 par value; 50,000,000 shares authorized;
              11,910,981 shares issued and outstanding
              in 2000 and 1999                                               11,911              --              --          11,911
       Additional paid-in capital                                       121,103,653              --       1,766,948     122,870,601
       Retained earnings                                                 55,243,449     (63,025,928)     63,025,928      52,032,175
                                                                                                         (1,861,622)
                                                                                                         (1,349,652)
       Loans receivable from directors and officers                      (1,744,002)             --                      (1,744,002)
       Accumulated other comprehensive (loss) income                        (19,134)             --                         (19,134)
                                                                      -------------   -------------   -------------   -------------
              Total Stockholders' Equity                                174,595,877     (63,025,928)     61,581,602     173,151,551
                                                                      -------------   -------------   -------------   -------------
              Total Liabilities and Stockholders' Equity              $ 542,230,456   $ 233,478,308   $(182,286,844)  $ 593,421,920
                                                                      =============   =============   =============   =============





   Unaudited - See accompanying notes to pro forma condensed consolidated balance sheet

                           KELLSTROM INDUSTRIES, INC.

             Notes to Pro Forma Condensed Consolidated Balance Sheet
                            As of September 30, 2000
                                   (Unaudited)


(A) On December 1, 2000, the Company acquired the aircraft and engine parts resale business of AVS which had been operated through AVS' Aviation Sales Distribution Services Company ("AVSDC") subsidiary. In connection with the transaction, the Company acquired a portion of AVSDC's non-inventory assets and assumed a portion of AVSDC's accounts payable and accrued expenses. Also in connection with the acquisition, the Company and AVS established an off-balance sheet joint venture (the "JV") which acquired substantially all of the inventory of AVSDC. A portion of the purchase price paid by the JV was in the form of two 14% five-year senior subordinated notes (each in the original principal amount of $13.7 million). One of the $13.7 million senior subordinated notes was purchased by Kellstrom as part of the acquisition. The JV is expected to be in existence for a limited time and its sole purpose is to sell the acquired AVSDC inventory.

         In connection with the acquisition, the Company entered into a lease with AVSDC pursuant to which the Company agreed to lease certain assets including furniture, fixtures and equipment for a period of one year. AVSDC may require the Company to purchase the FF&E at any time during the sixty days following the term of the lease. The Company may defer its obligation to purchase the FF&E (and extend the term of the lease) for up to six months under certain circumstances.

         Simultaneously with the acquisition, the JV entered into an exclusive arrangement with the Company pursuant to which Kellstrom will have the right to sell the inventory acquired by the JV (the "Consignment Agreement"). The Consignment Agreement provides for a consignment fee to the Company of 20% of net sales until all amounts outstanding under the JV's senior credit facility and the senior subordinated notes issued by the JV in connection with the inventory purchase have been paid, and 35% thereafter. No equity gains or losses are anticipated to be recorded by Kellstrom as a result of this transaction.

         The acquisition and other transaction costs incurred were financed by the Company through a combination of approximately $7.8 million of funding from its current revolving credit facility and $30.0 million of senior subordinated notes provided by Key Principal Partners, L.L.C., an affiliate of Key Corporation of Cleveland, Ohio (the "Key Notes"). The Key Notes are due on November 13, 2007, bear interest at 13% and are subordinated to the Company's senior credit facility. In connection with the Key Notes, the Company issued warrants to purchase 368,381 shares of the Company's common stock for $0.01 per share. The warrants are immediately exercisable and expire on November 13, 2007. In addition, the Company may issue other entities warrants to purchase up to 220,000 shares of the Company's common stock. The exercise price of such warrants will be the higher of (i) the unweighted average of the closing price per share for the twenty consecutive trading days prior to the date of issuance, and (ii) the closing price of the Kellstrom common stock on the date of issuance.

         Approximately $12.7 million of the proceeds from the Key Notes was used to prepay the Company's 11.75% senior subordinated notes (including accrued interest and prepayment fees) held by The Equitable Life Assurance Society ("ELAS"), of which $5.0 million in principal was due in January 2002, $5.0 million in principal was due in January 2003 and $1.25 million in principal was due in January 2004.

         In connection with the acquisition, the Company implemented several initiatives designed to reduce the operating costs of the combined Company. These initiatives resulted in the identification of approximately 220 employees whose jobs were terminated and seven facilities which will be closed.

(B) For the purpose of presenting the pro forma condensed consolidated balance sheet the following adjustments have been made for the AVSDC acquisition:


         ELIMINATION OF ASSETS NOT ACQUIRED AND LIABILITIES NOT ASSUMED
         --------------------------------------------------------------
         Cash                                                                                        $  (22,204,233)
         Trade receivables                                                                               (3,055,338)
         Inventories                                                                                   (160,529,832)
         Income tax receivable                                                                           (9,754,557)
         Prepaid expenses                                                                                  (620,553)
         Other assets                                                                                    (9,072,473)
         Short-term debt                                                                               (192,871,740)
         Accounts payable                                                                               (19,184,359)
         Accrued expenses                                                                               (12,953,651)
         Due to affiliates                                                                              (61,246,359)
         AVSDC retained earnings                                                                         63,025,928

         ADJUSTMENTS RELATED TO FINANCING OF THE TRANSACTION
         ---------------------------------------------------
         Elimination of deferred finance costs related to the notes held by ELAS                         (1,173,796)
         Deferred finance costs incurred in connection with acquisition financing                         3,124,995
         Increase in line of credit                                                                       7,820,957
         Prepayment of notes held by ELAS                                                               (11,250,000)
         Proceeds from issuance of Key Notes                                                             30,000,000
         Fair value of warrants issued in connection with the acquisition                                 1,766,948
         Expenses associated with the acquisition of AVSDC                                               (1,861,622)
         Expenses associated with the prepayment of ELAS note                                            (1,349,652)

         ADJUSTMENTS TO FAIR VALUE FOR ASSETS ACQUIRED AND LIABILITIES ASSUMED
         ---------------------------------------------------------------------
         Fair value of Senior subordinated notes from JV purchased by the Company                         3,472,848
         Excess purchase price over fair value of net assets acquired                                    17,526,095
         Acquisition related liabilities incurred                                                         5,618,353
         Capital lease obligation incurred in connection with lease of fixed assets acquired             10,198,353


(C) Disclosure of Fair Value of Assets Acquired and Liabilities Assumed in Connection with the Acquisition:

         Cash and cash equivalents                                                                      $    17,381
         Trade receivables                                                                               17,288,105
         Prepaid expenses                                                                                   737,484
         Notes Receivable - KAV                                                                           3,472,848
         Property, plant and equipment, net                                                              10,198,353
         Goodwill, net                                                                                   17,526,095
                                                                                                        -----------
         Total Assets                                                                                    49,240,266

         Accounts payable                                                                                 7,366,414
         Accrued expenses                                                                                 2,773,224
         Capital lease obligations assumed                                                               10,306,843
                                                                                                        -----------
         Total Liabilities                                                                               20,446,481
                                                                                                        -----------
         Net acquisition cost                                                                            28,793,785

         Less warrants issued                                                                               433,824
         Less capitalizable acquisition related liabilities incurred                                      4,351,542
                                                                                                        -----------
         Cash paid at closing                                                                            24,008,419
         Less cash acquired                                                                                  17,381
                                                                                                        -----------
         Net cash used in acquisition                                                                   $23,991,038
                                                                                                        ===========

                           KELLSTROM INDUSTRIES, INC.

             Pro Forma Condensed Consolidated Statements of Earnings
                      Twelve Months Ended December 31, 1999
                                   (Unaudited)




                                                                 HISTORICAL
                                                      ---------------------------------
                                                                                                PRO FORMA            PRO FORMA
                                                        KELLSTROM              AVSDC          ADJUSTMENTS(A)         COMBINED
                                                      -------------       -------------       --------------       -------------
Sales of aircraft and engine parts, net               $ 288,912,304       $ 242,600,000       $ (14,705,673)      $ 516,806,631
Rental revenues                                          42,031,720                  --                  --          42,031,720
                                                      -------------       -------------       -------------       -------------
   Total revenues                                       330,944,024         242,600,000         (14,705,673)        558,838,351

Cost of goods sold                                     (200,888,797)       (209,777,000)         11,516,507        (388,577,775)
                                                                                                 10,571,515

Depreciation of equipment under operating leases        (27,114,198)                 --                  --         (27,114,198)
Selling, general and administrative expenses            (41,149,634)        (55,199,000)          8,647,912         (87,700,722)
Depreciation and amortization                            (5,398,198)         (3,508,000)           (877,476)         (9,783,674)
Other non-recurring expenses                             (2,200,000)                                                 (2,200,000)
                                                      -------------       -------------       -------------       -------------
   Total operating expenses                            (276,750,827)       (268,484,000)         29,858,458        (515,376,369)

Operating income                                         54,193,197         (25,884,000)         15,152,785          43,461,982

Interest expense, net of interest income                (21,268,357)        (15,618,000)         (3,282,011)        (24,550,368)
                                                                                                 15,618,000
                                                      -------------       -------------       -------------       -------------

Income before income taxes                               32,924,840         (41,502,000)         27,488,774          18,911,614

Income taxes                                            (12,389,936)         (2,473,000)          7,746,496          (7,116,440)
                                                      -------------       -------------       -------------       -------------
Net income                                            $  20,534,904       $ (43,975,000)      $  35,235,270       $  11,795,174
                                                      =============       =============       =============       =============

Earnings per common share - basic                     $        1.73                                               $        0.99
                                                      =============                                               =============

Earnings per common share - diluted                   $        1.48                                               $        0.87
                                                      =============                                               =============

Weighted average number of common shares
   outstanding - basic                                   11,855,483                                                  11,855,483
                                                      =============                                               =============

Weighted average number of common shares
   outstanding - diluted                                 16,674,000                                                  13,579,271
                                                      =============                                               =============



            Unaudited - See accompanying notes to pro forma condensed
                       consolidated statement of earnings

                           KELLSTROM INDUSTRIES, INC.
        Notes to Pro Forma Condensed Consolidated Statements of Earnings
                      Twelve Months Ended December 31, 1999
                                  (Unaudited)


(A) For the purpose of presenting the pro forma condensed consolidated statement of earnings, the following adjustments have been made for the AVSDC acquisition:


Increase (decrease) in income:
Reversal of sales between Kellstrom and AVSDC                                                        $(14,705,673)
Reversal of cost of goods sold between Kellstrom and AVSDC                                             11,516,507
Adjustment to reflect terms under the consignment agreement between Kellstrom and the JV(i)            10,571,515
Elimination of redundant personnel                                                                      8,647,912
Amortization of goodwill and deferred financing costs(ii)                                                (877,476)
Interest expense on debt incurred to finance the acquisition                                           (3,282,011)
Reduction in interest expense due to pay-off of AVSDC debt                                             15,618,000
                                                                                                     ------------
                                                                                                       27,488,774
Tax effect of pro forma adjustments and impact of acquisition on the provision
 for income taxes(iii)                                                                                  7,746,496
                                                                                                     ------------
Net adjustments                                                                                      $ 35,235,270
                                                                                                     ============


----------

(i) Adjustment to reflect terms under the consignment agreement between Kellstrom and the JV was calculated based on historical sales and adjusting the gross margin to arrive at a 18% margin based on the 20% consignment fee stipulated in the consignment agreement adjusted for estimated repair and overhaul costs.

(ii) Amortization period for goodwill is 30 years. Amortization period for deferred financing costs is over the remaining life of the debt instrument.

(iii) Pro forma income tax expense adjusted to reflect Kellstrom consolidated effective tax rate.


(B) In connection with the acquisition, the Company is expected to incur expenses associated with the acquisition of approximately $1,861,622, net of tax, and expenses associated with the prepayment of the ELAS note of $1,349,652, net of tax.

                           KELLSTROM INDUSTRIES, INC.
             Pro Forma Condensed Consolidated Statements of Earnings
                      Nine Months Ended September 30, 2000
                                   (Unaudited)



                                                                  HISTORICAL
                                                      ---------------------------------
                                                                                                PRO FORMA           PRO FORMA
                                                        KELLSTROM              AVSDC          ADJUSTMENTS(A)         COMBINED
                                                      -------------       -------------       -------------       -------------
Sales of aircraft and engine parts, net               $ 241,338,213       $ 162,230,585       $  (3,155,115)      $ 400,413,683
Rental revenues                                          16,406,032                  --                  --          16,406,032
                                                      -------------       -------------       -------------       -------------
   Total revenues                                       257,744,245         162,230,585          (3,155,115)        416,819,715

Cost of goods sold                                     (178,682,741)       (152,386,176)          2,471,577        (309,295,402)
                                                                                                 19,301,938
Depreciation of equipment under operating leases        (14,219,452)                 --                  --         (14,219,452)
Selling, general and administrative expenses            (35,154,137)        (26,696,609)          6,485,934         (55,364,812)
Depreciation and amortization                            (4,816,439)         (8,473,301)           (658,107)        (13,947,847)
                                                      -------------       -------------       -------------       -------------
   Total operating expenses                            (232,872,769)       (187,556,086)         27,601,342        (392,827,513)

Operating income                                         24,871,476         (25,325,501)         24,446,227          23,992,202

Interest expense, net of interest income                (19,159,513)        (23,637,731)         (2,461,508)        (21,621,021)
                                                                                                 23,637,731
                                                      -------------       -------------       -------------       -------------

Income before income taxes                                5,711,963         (48,963,232)         45,622,450           2,371,181
Income taxes                                             (2,136,698)          5,090,304          (2,066,609)            886,997
                                                      -------------       -------------       -------------       -------------
Net income                                            $   3,575,265       $ (43,872,928)      $  43,555,841       $   3,258,178
                                                      =============       =============       =============       =============

Earnings per common share - basic                     $        0.30                                               $        0.27
                                                      =============                                               =============

Earnings per common share - diluted                   $        0.30                                               $        0.26
                                                      =============                                               =============

Weighted average number of common shares
   outstanding - basic                                   11,910,981                                                  11,910,981
                                                      =============                                               =============

Weighted average number of common shares
   outstanding - diluted                                 11,944,704                                                  12,313,085
                                                      =============                                               =============



                 Unaudited - See accompanying notes to pro forma
                  condensed consolidated statement of earnings

                           KELLSTROM INDUSTRIES, INC.

        Notes to Pro Forma Condensed Consolidated Statements of Earnings
                      Nine Months Ended September 30, 2000
                                   (Unaudited)

(A) For the purpose of presenting the pro forma condensed consolidated statement of earnings, the following adjustments have been made for the AVSDC acquisition:


Increase (decrease) in income:
Reversal of sales between Kellstrom and AVSDC                                                        $ (3,155,115)
Reversal of cost of goods sold between Kellstrom and AVSDC                                              2,471,577
Adjustment to reflect terms under the consignment agreement between Kellstrom and the JV(i)            19,301,938
Elimination of redundant personnel                                                                      6,485,934
Amortization of goodwill and deferred financing costs(ii)                                                (658,107)
Interest expense on debt incurred to finance the acquisition                                           (2,461,508)
Reduction in interest expense due to pay-off of AVSDC debt                                             23,637,731
                                                                                                     ------------
                                                                                                       45,622,450
Tax effect of pro forma adjustments and impact of acquisition on the provision for income
  taxes(iii)                                                                                           (2,066,609)
                                                                                                     ------------
Net adjustments                                                                                      $ 43,555,841
                                                                                                     ============

(i) Adjustment to reflect terms under the consignment agreement between Kellstrom and the JV was calculated based on historical sales and adjusting the gross margin to arrive at a 18% margin based on the 20% consignment fee stipulated in the consignment agreement adjusted for estimated repair and overhaul costs.
(ii) Amortization period for goodwill is 30 years. Amortization period for deferred financing costs is over the remaining life of the debt instrument.
(iii) Pro forma income tax expense adjusted to reflect Kellstrom consolidated effective tax rate.

(B) In connection with the acquisition, the Company is expected to incur expenses associated with the acquisition of approximately $1,861,622, net of tax, and expenses associated with the prepayment of the ELAS note of $1,349,652, net of tax.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 16, 2001              KELLSTROM INDUSTRIES, INC.



                                        By: /s/ Oscar E. Torres
                                            ----------------------------------
                                            Oscar E. Torres
                                            Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
  NO.
-------

2.1 Asset Purchase Agreement dated September 20, 2000 among Kellstrom Industries, Inc., Aviation Sales Company and Aviation Sales Distribution Services Company (1)

2.2 Letter Agreement dated December 1, 2000 among Kellstrom Industries, Inc., Aviation Sales Company and Aviation Sales Distribution Services Company modifying the terms of the Asset Purchase Agreement (1)

2.3 Inventory Purchase Agreement dated September 20, 2000 among KAV Inventory, LLC, Aviation Sales Company and Aviation Sales Distribution Services Company (1)

2.4 Letter Agreement dated December 1, 2000 among KAV Inventory, LLC, Aviation Sales Company and Aviation Sales Distribution Services Company modifying the terms of the Inventory Purchase Agreement (1)

4.1      Warrant issued to James Ventures, L.P. (1)

4.2      Warrant issued to LJH Corporation (1)

4.3      Warrant issued to Robert Belfer (1)

4.4      Warrant issued to Don A. Sanders (1)

10.1     Operating Agreement of KAV Inventory, LLC dated September 20, 2000 (1)

10.2 Letter Agreement dated December 1, 2000 between Kellstrom Industries, Inc., Aviation Sales Company and Bank of America, N.A. regarding payment of expenses of KAV Inventory, LLC (1)

10.3 Consignment Agreement dated December 1, 2000 between Kellstrom Industries, Inc. and KAV Inventory, LLC (1)

10.4 Cooperation Agreement dated December 1, 2000 among Kellstrom Industries, Inc., Aviation Sales Company and Aviation Sales Distribution Services Company (1)

10.5 Non-Competition Agreement dated December 1, 2000 among Kellstrom Industries, Inc., KAV Inventory, LLC, Aviation Sales Company and Aviation Sales Distribution Services Company (1)

10.6 Equipment Lease Agreement dated December 1, 2000 among Aviation Sales Company, Aviation Sales Distribution Services Company and Kellstrom Industries, Inc. (1)

10.7 Letter Agreement dated December 1, 2000 among Aviation Sales Company, Aviation Sales Distribution Services Company and Kellstrom Industries, Inc. regarding the equipment leased pursuant to the Equipment Lease dated December 1, 2000 among such parties (1)

10.8 Lease dated December 1, 2000 between Kellstrom Industries, Inc. and Aviation Sales Company regarding the Miramar, Florida facility (1)

10.9 Lease dated December 1, 2000 between Kellstrom Industries, Inc. and Aviation Sales Distribution Services Company regarding the Pearland, TX facility (1)

10.10 Letter Agreement dated December 1, 2000 among Aviation Sales Company, Aviation Sales Distribution Services Company and Kellstrom Industries, Inc. regarding the Pearland, TX facility (1)

10.11 Agreement with respect to Standby Letter of Credit dated December 1, 2000 by and among Kellstrom Industries, Inc., James Ventures, L.P., LJH Corporation, Robert Belfer and Don Sanders (1)

23(a)    Consent of Arthur Andersen LLP (2).

23(b)    Consent of KPMG LLP (2).

99.1 Press Release dated December 3, 2000 regarding the transaction between Kellstrom Industries, Inc. Aviation Sales Company, Aviation Sales Distribution Services Company and KAV Inventory, LLC (1)


-----------------
(1)      Previously filed.
(2)      Filed herewith.